Exhibit 99.7

MINE SAFETY APPLIANCES COMPANY, GENERAL MONITORS, INC.,

GENERAL MONITORS IRELAND LIMITED, AND GENERAL MONITORS TRANSNATIONAL, LLC

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In thousands)

Unaudited

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Mine Safety Appliances Company (“MSA” or “the Company”), General Monitors, Inc (“GMI”), General Monitors Ireland Limited (“GMIL”) and General Monitors Transnational, LLC (“GMT”) at September 30, 2010 and is presented as if the acquisitions occurred on September 30, 2010. The foreign exchange rate used to translate the GMIL balance sheet to U.S. dollars was 1.36 U.S. dollars equals one euro.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2009 and for the nine months ended September 30, 2010 combine the historical statements of income for MSA, GMI, GMIL, and GMT as if the acquisitions took place on January 1, 2009. The historical statement of income for GMIL for the year ended December 31, 2009 has been adjusted to conform to U.S. GAAP. The foreign exchange rates used to translate the GMIL income statements for the year ended December 31, 2009 and the nine months ended September 30, 2010 were 1.39 and 1.32 U.S. dollars, respectively, equals one euro.

The historical financial information has been adjusted in the unaudited condensed combined pro forma financial statements to give effect to events that are (1) directly attributable to the acquisitions; (2) factually supportable; and (3) with respect to the statements of income, expected to have a continuing impact on the combined company’s results. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical financial statements and accompanying notes:

•	Separate unaudited financial statements of MSA at September 30, 2010 and for the nine months then ended included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010;

•	Separate unaudited historical financial statements of GMI, GMIL, and GMT at September 30, 2010 and for the nine months then ended included in this Current Report on Form 8-K/A;

•	Separate audited historical financial statements of MSA at December 31, 2009 and for the year then ended included in our Annual Report on Form 10-K for the year ended December 31, 2009; and

•	Separate audited historical financial statements of GMI, GMIL, and GMT at December 31, 2009 and for the year then ended included in this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations or financial position that we would have reported had the acquisitions been completed as of the date and for the periods presented, and should not be taken as representative of our consolidated results of operations or financial condition following the acquisitions. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or results of operations of the combined company. There were no material transactions between MSA and GMI, GMIL, or GMT during the periods presented that are required to be eliminated. Transactions between GMI, GMIL, and GMT during the periods presented have been eliminated in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”). MSA has been treated as the acquirer. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary management estimates (for example, estimates as to the values of acquired property and equipment and intangible assets) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions or the costs to integrate the operations or the costs necessary to achieve cost savings, operating synergies or revenue enhancements.

MINE SAFETY APPLIANCES COMPANY, GENERAL MONITORS, INC.,

GENERAL MONITORS IRELAND LIMITED, AND GENERAL MONITORS TRANSNATIONAL, LLC

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2009

(In thousands, except share amounts)

	HISTORICAL				PRO FORMA
	MSA	GMI	GMIL	GMT	Adjustments		Combined
Net sales	$909,991	$50,756	$23,120	$32,645	$(26,060)	a	$990,452
Other income	5,860	101	20	804	—		6,785

	915,851	50,857	23,140	33,449	(26,060)		997,237

Costs and expenses
Cost of products sold	573,266	20,755	13,168	9,270	(2,223)	b	614,236
Selling, general and administrative	230,894	13,629	3,929	12,180	(8,209)	c	252,423
Research and development	28,781	4,758	2,248	4,949	(6,741)	d	33,995
Restructuring and other charges	11,378	—	—	—	—		11,378
Interest	7,080	2	—	82	8,650	e	15,814
Currency exchange gains	(888)	(88)	—	—	—		(976)

	850,511	39,056	19,345	26,481	(8,523)		926,870

Income before taxes	65,340	11,801	3,795	6,968	(17,537)		70,367
Provision for income taxes	22,003	241	382	190	(250)	f	22,566

Net income	43,337	11,560	3,413	6,778	(17,287)		47,801
Net income attributable to noncontrolling interests	(42)	—	—	(640)	640	g	(42)

Net income attributable to Mine Safety Appliances Company	43,295	11,560	3,413	6,138	(16,647)		47,759

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$1.21						$1.34

Diluted	$1.21						$1.33

Basic shares outstanding	35,668						35,668

Diluted shares outstanding	35,879						35,879

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2009 and for the nine months ended September 30, 2010.

MINE SAFETY APPLIANCES COMPANY, GENERAL MONITORS, INC.,

GENERAL MONITORS IRELAND LIMITED, AND GENERAL MONITORS TRANSNATIONAL, LLC

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended September 30, 2010

(In thousands, except share amounts)

	HISTORICAL				PRO FORMA
	MSA	GMI	GMIL	GMT	Adjustments		Combined
Net sales	$691,626	$36,443	$16,432	$22,087	$(19,372)	a	$747,216
Other income (expense)	2,359	157	14	538	—		3,068

	693,985	36,600	16,446	22,625	(19,372)		750,284

Costs and expenses
Cost of products sold	428,268	13,535	8,147	4,675	(1,230)	b	453,395
Selling, general and administrative	184,005	9,961	4,245	8,810	(8,844)	c	198,177
Research and development	23,956	3,580	1,637	3,425	(5,175)	d	27,423
Restructuring and other charges	11,509	—	—	—	—		11,509
Interest	4,911	1	9	29	6,488	e	11,438
Currency exchange (gains) losses	(90)	(9)	21	(26)	—		(104)

	652,559	27,068	14,059	16,913	(8,761)		701,838

Income before taxes	41,426	9,532	2,387	5,712	(10,611)		48,446
Provision for income taxes	14,387	120	144	229	1,200	f	16,080

Net income	27,039	9,412	2,243	5,483	(11,811)		32,366
Net income attributable to noncontrolling interests	(703)	—	—	(411)	411	g	(703)

Net income attributable to Mine Safety Appliances Company	26,336	9,412	2,243	5,072	(11,400)		31,663

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$0.73						$0.88

Diluted	$0.72						$0.87

Basic shares outstanding	35,819						35,819

Diluted shares outstanding	36,366						36,366

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2009 and for the nine months ended September 30, 2010.

MINE SAFETY APPLIANCES COMPANY, GENERAL MONITORS, INC.,

GENERAL MONITORS IRELAND LIMITED, AND GENERAL MONITORS TRANSNATIONAL, LLC

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2010

(In thousands)

	HISTORICAL				PRO FORMA
	MSA	GMI	GMIL	GMT	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$47,413	$9,745	$2,707	$6,249	$(17,155)	A	$48,959
Trade receivables, net	186,128	8,437	3,824	3,066	(1,725)	B	199,730
Inventories	142,600	5,506	2,506	1,200	3,000	C	154,812
Deferred tax assets	21,256	—	—	—	—		21,256
Income taxes receivable	8,001	—	—	—	—		8,001
Prepaid expenses and other current assets	33,198	51	234	63	—		33,546

Total current assets	438,596	23,739	9,271	10,578	(15,880)		466,304

Property, net	141,114	3,188	2,522	8,895	4,000	D	159,719
Prepaid pension cost	115,415	—	—	—	—		115,415
Deferred tax assets	12,167	—	—	39	—		12,206
Goodwill	84,874	—	—	2,906	136,582	E	224,362
Other noncurrent assets	118,783	182	—	5,056	82,749	F	206,770

Total assets	910,949	27,109	11,793	27,474	207,451		1,184,776

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$51,447	$—	$—	$630	$(630)	G	$51,447
Accounts payable	55,589	1,766	1,507	703	(1,725)	B	57,840
Employees’ compensation	32,025	—	—	—	—		32,025
Insurance and product liability	14,244	—	—	—	—		14,244
Taxes on income	5,252	48	—	136	—		5,436
Other current liabilities	47,544	4,431	1,145	1,546	—		54,666

Total current liabilities	206,101	6,245	2,652	3,015	(2,355)		215,658

Long-term debt	72,106	—	—	525	263,475	H	336,106
Pensions and other employee benefits	126,973	—	—	—	—		126,973
Deferred tax liabilities	45,075	—	—	—	—		45,075
Other noncurrent liabilities	14,012	190	—	—	—		14,202

Total liabilities	464,267	6,435	2,652	3,540	261,120		738,014

Mine Safety Appliances Company shareholders’ equity:
Preferred stock	3,569	—	—	—	—		3,569
Common stock	80,550	8	436	96	(540)	I	80,550
Additional paid in capital	—	1,821	—	10,300	(12,121)	I	—
Notes receivable from shareholders	—	(493)	—	(116)	609	I	—
Stock compensation trust	(8,935)	—	—	—	—		(8,935)
Treasury shares, at cost	(261,017)	—	—	—	—		(261,017)
Accumulated other comprehensive loss	(45,088)	—	—	(70)	70	I	(45,088)
Retained earnings	673,559	19,338	8,705	12,042	(40,005)	I	673,639

Total Mine Safety Appliances Company shareholders’ equity	442,638	20,674	9,141	22,252	(51,987)		442,718
Noncontrolling interests	4,044	—	—	1,682	(1,682)	J	4,044

Total shareholders’ equity	446,682	20,674	9,141	23,934	(53,669)		446,762

Total liabilities and equity	910,949	27,109	11,793	27,474	207,451		1,184,776

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010.

MINE SAFETY APPLIANCES COMPANY, GENERAL MONITORS, INC.,

GENERAL MONITORS IRELAND LIMITED, AND GENERAL MONITORS TRANSNATIONAL, LLC

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Description of Transaction

On October 13, 2010, Mine Safety Appliances Company acquired General Monitors, Inc. and its affiliated companies, General Monitors Ireland Limited and General Monitors Transnational, LLC, for $280.0 million in cash, along with the assumption of certain liabilities. The purchase price is subject to a working capital adjustment. There is no contingent consideration. At the same time, the Company entered into an escrow agreement (“Escrow Agreement”) with the sellers, pursuant to which approximately $38.0 million of the purchase price was placed into escrow (“Escrow Amount”) with PNC Bank, N.A. Except for certain claims which can be made up to two years after the closing, any claims against the Escrow Amount are required to be made within one year of closing. The Escrow Agreement expires two years after the closing. GMI, GMIL and GMT are now wholly-owned subsidiaries of MSA.

Approximately $264.0 million of the acquisition price was funded through the issuance of $100.0 million in 4.00% Series A Senior Notes and borrowings on a $250.0 million unsecured senior revolving credit facility. The Series A Senior Notes will mature on October 13, 2021 and are payable in five annual installments of $20.0 million, commencing October 13, 2017. Interest is payable quarterly beginning January 13, 2011. The Series A Senior Notes are unsecured. Borrowings made under the unsecured senior revolving credit facility bear interest at a variable annual rate and may be used for general corporate purposes, including working capital, permitted acquisitions, capital expenditures, and repayment of existing debt.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and the historical financial statements of MSA, GMI, GMIL, and GMT. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which MSA adopted on January 1, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which MSA has adopted as required. The GMI, GMIL and GMT financial statements were prepared, or were adjusted to be, in accordance with U.S. generally accepted accounting principles and, where applicable, are translated into U.S. dollars using the average exchange rates in effect during the periods in question for the statements of income and the daily exchange rate in effect on the balance sheet date.

The acquisition method of accounting requires, among other things, that most assets acquired and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of MSA issued after the acquisitions will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of MSA issued after the acquisition will not be retroactively restated to reflect the historical financial position or results of operations of GMI, GMIL, and GMT.

ASC Topic 820 defines the term “fair value”, sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In addition, market participants are assumed to be unrelated buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, MSA may be required to record assets which are not intended to be used or may be sold and/or to value assets at fair value measures that do not reflect MSA’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Acquisition costs (e.g., advisory, legal, valuation, other professional fees, etc.) are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by MSA are estimated to be approximately $7.0 million, of which $2.5 million was expensed in the nine months ended September 30, 2010.

Accounting Policies

MSA is performing a detailed review of the accounting policies of GMI, GMIL, and GMT. This review may identify differences between the accounting policies of MSA and the three General Monitors companies that, when conformed, could have a material impact on the combined financial statements.

Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by MSA in the acquisition, reconciled to the cash consideration transferred:

(In millions)
Fair value of GMI, GMIL and GMT tangible assets, net of liabilities	$55.5
Identifiable intangible assets including technology, trade names, customer lists and other	85.0
Goodwill	139.5

Total cash consideration	280.0

These preliminary estimates of fair value and weighted-average useful life will likely differ from the amounts reported in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. When MSA and its third party valuation advisors have full knowledge of the specifics of GMI’s, GMIL’s, and GMT’s long-lived assets, additional insight will be gained that could impact: (i) the estimated total value assigned to long-lived assets; (ii) the estimated allocation of value between finite-lived and indefinite-lived assets and/or (iii) the estimated weighted-average useful life of each category of long-lived assets. The cash consideration is subject to a working capital adjustment that will affect the final cash consideration paid and, ultimately, goodwill.

Following is a discussion of the adjustments made to GMI’s, GMIL’s, and GMT’s and C/G’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Property: At the acquisition date, property is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Based on internal assessments for purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. This estimate of fair value is preliminary and subject to change and could vary materially from the final actual adjustment. For each $0.5 million change in the fair value adjustment to property, plant and equipment, there would be an increase or decrease in depreciation expense of approximately $0.1 million per year, assuming a weighted-average useful life of 7 years.

Intangible assets: At the acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use.

The fair value of these intangible assets is normally determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or relief-from-royalty method. At this time, MSA has not completed its valuation of technology, trade names, customer relationships, and other identifiable intangible assets of GMI, GMIL, and GMT. Some of the more significant assumptions in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of goods sold, sales and marketing expenses, and working capital/contributory asset charges) and the discount rate selected to measure the risks inherent in the future cash flows. For purposes of these unaudited pro forma condensed combined financial statements, MSA management has estimated the fair value of the identifiable intangible assets to be $85.0 million with a weighted average useful life of 11 years. For each $1.0 million change in the fair value adjustment to identifiable intangible assets, there would be an increase or decrease in cost of products sold and selling, general and administrative expenses of approximately $0.1 million per year, assuming a weighted-average useful life of 11 years.

Other long-term liabilities and contingencies: At the acquisition date, contingencies are required to be measured at fair value. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria are met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 450, Contingencies. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.

Goodwill: Goodwill is calculated as the difference between (i) the cash consideration paid and (ii) the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but is subject to an annual fair value impairment test.

Related Party Transactions

There were no transactions between MSA and GMI, GMIL, or GMT during the periods presented. Sales of product and services and other transactions among GMI, GMIL, and GMT during the periods presented have been eliminated in the unaudited pro forma condensed combined financial statements.

Adjustments to MSA, GMI, GMIL, and GMT Unaudited Pro Forma Condensed Combined Statements of Income for the Year Ended December 31, 2009 and for the Nine Months Ended September 30, 2010

(a)	To record the elimination of sales of product and services among GMI, GMIL, and GMT.

(b)	Reflects the elimination of cost of sales of products among GMI, GMIL, and GMT and increased depreciation and amortization expense as a result of recording property and identifiable intangible assets at their estimated fair values. The components of the adjustments to cost of products sold are:

(In thousands)	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Related party eliminations	$(10,773)	$(7,640)
Increased depreciation and amortization due to recording property and intangible assets at their fair values	8,550	6,410

	(2,223)	(1,230)

(c)	Reflects the elimination of cost of sales of services among GMI, GMIL, and GMT; the reversal of GMT historical intangible asset amortization expense; increased depreciation expense as a result of recording property at its estimated fair value; incremental compensation expense for key employees; and the elimination of incremental transaction-related expenses. The components of the adjustments to selling, general and administrative expenses are:

(In thousands)	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Related party eliminations	$(8,486)	$(6,512)
Reverse GMT amortization expense	(338)	(232)
Increased depreciation due to recording property at fair values	240	180
Incremental compensation expense	375	220
Elimination of incremental transaction-related expenses	—	(2,500)

	(8,209)	(8,844)

(d)	Reflects the elimination of cost of sales of research and development among GMI, GMIL, and GMT and increased depreciation expense as a result of recording property estimated fair values. The components of the adjustments to research and development are:

(In thousands)	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Related party eliminations	$(6,801)	$(5,220)
Increased depreciation due to recording property at fair values	60	45

	(6,741)	(5,175)

(e)	Reflects the incremental interest expense on additional borrowings made to finance the acquisition including: (i) the issuance of $100.0 million in 4.00% Series A Senior Notes and (ii) borrowings of $164.0 million under our senior revolving credit facility, bearing interest at our current interest rate of 2.75%. The senior revolving credit facility interest rate used for pro forma purposes is based on current market rates. For each 0.125% increase or decrease in the assumed rates with respect to the senior revolving credit facility, our annual interest expense would increase or decrease by $0.2 million.

(f)	Represents the additional income tax provision required to report GMI and GMT as taxpaying entities and the tax effect of the net pro forma adjustments to income before income taxes. The adjustments were calculated using the U.S. statutory income tax rate of 35%. The components of the adjustments to provision for income taxes are:

(In thousands)	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Record income tax expense on reported income before tax	$5,900	$4,900
Tax effect of pro forma adjustments	(6,150)	(3,700)

	(250)	1,200

(g)	To reverse GMT adjustment for net income attributable to noncontrolling interests. As part of the acquisition of GMT by MSA, all subsidiaries of GMT are now wholly-owned by MSA.

Adjustments to MSA, GMI, GMIL, and GMT Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2010

A.	To adjust cash and cash equivalents to reflect proceeds from incremental borrowing and cash consideration paid to acquire GMI, GMIL, and GMT, including the repayment of GMT long-term debt outstanding at the date of acquisition:

(In thousands)
Proceeds from incremental borrowings	$264,000
Portion of cash consideration	(280,000)
Repayment of GMT long-term debt	(1,155)

(17,155)

B.	To eliminate related party balances.

C.	To adjust GMI, GMIL, and GMT inventories to their estimated net realizable value. MSA believes that fair value approximates net realizable value, which is defined as expected sales price less costs to sell plus a reasonable margin for the selling effort.

D.	To adjust GMI, GMIL, and GMT property to estimated fair values.

E.	Reflects adjustments to goodwill associated with the transaction:

(In thousands)
Difference between the estimated fair values of the net assets acquired and the consideration paid	$139,488
Elimination of goodwill previously recorded by GMT	(2,906)

136,582

F.	Reflects adjustments for the following:

(In thousands)
Recognition of the estimated fair value of GMI, GMIL, and GMT intangible assets – brand, customer relationships, and technology	$85,000
Elimination of intangible assets previously recorded by GMT	(2,251)

82,749

The amortization of these intangible assets was estimated using the straight-line method over estimated lives averaging 11 years.

G.	Reflects repayment of the current portion of GMT debt.

H.	Reflects adjustments to long-term debt for the following:

(In thousands)
Issuance of 4.00% Series A Senior Notes	$100,000
Borrowings on unsecured senior revolving credit facility	164,000
Repayment of noncurrent portion of GMT debt	(525)

263,475

I.	Reflects adjustments to eliminate the shareholders equity accounts of GMI, GMIL, and GMT, as follows:

(In thousands)
Common stock	$(540)
Additional paid in capital	(12,121)
Notes receivable from shareholders	609
Accumulated other comprehensive loss	70
Retained earnings	(40,005)

(51,987)

J.	To eliminate portion of GMT equity owned by noncontrolling interests. As part of the acquisition of GMT, MSA purchased the noncontrolling interest of all GMT subsidiaries.